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                                                                      Exhibit 4


                         [CHICAGO DEARBORN LETTERHEAD]

                                                              September 12, 1995

Board of Directors
Elco Industries, Inc.
1111 Samuelson Road
P.O. Box 7009
Rockford, IL 61125-7009

Members of the Board:

     You have asked us to advise you with respect to the fairness to the stockholders of Elco Industries, Inc. (the "Company"), from a financial point of view, of the consideration to be received by such holders pursuant to the terms of the Agreement and Plan of Merger, dated as of September 12, 1995 (the "Merger Agreement"), by and among the Company, Textron Inc. ("Textron") and Merger Sub, a wholly-owned subsidiary of Textron. The Merger Agreement provides for a cash tender offer (the "Offer") by Merger Sub to acquire all of the issued and outstanding shares of Common Stock, par value $5.00 per share (the "Common Stock"), of the Company at $36.00 per share, net to the seller in cash (the "Consideration"), and for the subsequent merger of Merger Sub with and into the Company, pursuant to which each outstanding share of Common Stock not purchased in the Offer will be converted into the right to receive Consideration of $36.00 in cash (the "Merger", and together with the Offer, the "Transaction").

     In arriving at our opinion, we have reviewed certain publicly available business and financial information relating to the Company and Textron. In addition to the Merger Agreement, we have also reviewed certain other information, including financial forecasts for the Company, provided to us by the Company, and have met with the Company's management to discuss the business and prospects of the Company.

     We have also considered certain financial and stock market data of the Company, we compared that data with similar data for other publicly held companies which we deemed relevant, and we have considered the financial terms of certain other business combinations which have recently been effected. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

     In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to the financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company's management as to the future financial performance of the Company. In addition, we have not made an independent evaluation or appraisal of the assets of the Company, nor have we been furnished with any such evaluations or appraisals. There has been no public solicitation of indications of interest in a possible acquisition of the Company. However, in connection with our engagement, we have engaged in discussions with third parties who have expressed interest in a transaction with the Company.

     We have acted as financial advisor to the Company in connection with the Transaction and will receive a fee for our services, including rendering this opinion, a significant portion of which is contingent upon the consummation of the Transaction.

     In the past, The Chicago Dearborn Company has separately performed certain investment banking services for the Company and received customary fees for such services. In the ordinary course of our business, The Chicago Dearborn Company and its affiliates may actively trade securities of both the Company and Textron for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     It is understood that this letter is for the benefit and use of the Board of Directors of the Company solely in its consideration of the Transaction, and may not be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent except as set forth in the Merger Agreement and except that the Company is authorized to include

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this letter in its entirety in the Offer documents, the Schedule 14D-9 and, if applicable, the proxy materials contemplated by the Merger Agreement. This letter does not constitute a recommendation to any stockholder with respect to whether to tender shares of Common Stock pursuant to the Offer or whether to vote in favor of the Merger.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the stockholders of the Company in the Offer and the Merger is fair to such stockholders from a financial point of view.

                                          Very truly yours,

                                          /s/  THE CHICAGO DEARBORN COMPANY

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